Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Adicet Bio, Inc.:

We consent to the use of our report dated March 11, 2021, with respect to the consolidated balance sheet of Adicet Bio, Inc. and subsidiaries as of December 31, 2020, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to our audit of the adjustments to retrospectively apply the exchange ratio to the 2019 and 2018 consolidated financial statements, as more fully described in Note 2 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2019 and 2018 consolidated financial statements other than with respect to such adjustments.

Our report refers to a change in the method of accounting for leases as of January 1, 2020 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842).

/s/ KPMG LLP

Boston, Massachusetts

May 13, 2021